UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 1, 2009

Central Garden & Pet Company

(Exact name of registrant as specified in its charter)

Delaware	001-33268	68-0275553
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1340 Treat Boulevard, Suite 600, Walnut Creek, California	94597
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (925) 948-4000

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 1, 2009, Central Garden & Pet Company (the “Company”) issued a press release announcing the appointment of Jeffrey A. Blade as Chief Financial Officer of the Company effective September 8, 2009. A copy of the press release is attached hereto as Exhibit 99.1.

The offer letter relating to his appointment provides for a salary of $400,000 and an annual bonus targeted at 50% of his base compensation, subject to his and the Company’s performance. In addition, Mr. Blade will receive a grant of 40,000 restricted shares of the Company’s Class A Common Stock and 50,000 performance based stock options. If the Company terminates Mr. Blade without “cause,” he will be entitled to severance pay of his base salary for a nine-month period.

The foregoing discussion is qualified in its entirety by the specific terms of the offer letter, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K. The offer letter is incorporated herein by reference.

Mr. Blade, age 48, has not held any previous position with the Company and will serve at the pleasure of the Board of Directors. There was no arrangement or understanding between him and other person pursuant to which he was to be selected as an officer, and Mr. Blade has no family relationship with any officer or director of the Company. Prior to joining Central, Mr. Blade served as the Interim President of The Steak ‘N Shake Company, a publicly-traded restaurant company, from March 2008 to July 2008, as its Executive Vice President, Chief Financial & Administrative Officer from 2007 to July 2008, and as its Senior Vice President and Chief Financial Officer from 2004 to 2007. From 1999 to 2004, Mr. Blade was Vice President of Finance for the U.S. operations of Cott Corporation. There is no information about Mr. Blade required by Item 404(a) of Regulation S-K.

Item 9.01.	Financial Statements and Exhibits

10.1	Employment Offer Letter between Jeffrey A. Blade and Central Garden & Pet Company, dated September 1, 2009.

99.1	Press Release dated September 1, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTRAL GARDEN & PET COMPANY

By:	/s/ William E. Brown
William E. Brown
Chairman and Chief Executive Officer

Dated: September 8, 2009

3